Faegre Drinker Biddle & Reath LLP

One Logan Square

Suite 2000

Philadelphia, PA 19103-6996

Telephone: (215) 988-2700

December 29, 2021

The RBB Fund, Inc.

615 East Michigan Street

Milwaukee, WI 53202

Re:	Shares Registered by Post-Effective Amendment No. 287 to Registration Statement on Form N-1A (File No. 33-20827)

Ladies and Gentlemen:

We have acted as counsel to The RBB Fund, Inc. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission of Post-Effective Amendment No. 287 (the “Amendment”) to the Company’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended. The Board of Directors of the Company has authorized the issuance and sale by the Company of the following classes and numbers of shares of common stock, $0.001 par value per share (collectively, the “Shares”), with respect to the Company’s Boston Partners Global Sustainability Fund, WPG Partners Select Small Cap Value Fund, Motley Fool Next Index ETF, Motley Fool Capital Efficiency 100 Index ETF, Optima Strategic Credit Fund, SGI Peak Growth Fund, SGI Prudent Growth Fund, SGI Global Equity Fund, SGI U.S. Small Cap Equity Fund, SGI U.S. Large Cap Equity Fund, SGI U.S. Large Cap Equity VI Portfolio, SGI Small Cap Core Fund, and Stance Equity ESG Large Cap Core ETF:

PORTFOLIO	CLASS	AUTHORIZED SHARES
Boston Partners Global Sustainability Fund	PPPPPPP	100 million
WPG Partners Select Small Cap Value Fund	OOOOOOO	100 million
Motley Fool Next Index ETF	MMMMMMM	100 million
Motley Fool Capital Efficiency 100 Index ETF	NNNNNNN	100 million
Optima Strategic Credit Fund	QQQQQQQ RRRRRRR	100 million 100 million
SGI Peak Growth Fund	DDDDDDD	100 million
SGI Prudent Growth Fund	EEEEEEE	100 million
SGI Global Equity Fund	OOOOO PPPPP QQQQQ	100 million 100 million 100 million

PORTFOLIO	CLASS	AUTHORIZED SHARES
SGI U.S. Small Cap Equity Fund	AAAAAA BBBBBB CCCCCC	100 million 100 million 100 million
SGI U.S. Large Cap Equity Fund	GGGGG HHHHH ZZZZZ	100 million 100 million 100 million
SGI U.S. Large Cap Equity VI Portfolio	CCCCCCC	100 million
SGI Small Cap Core Fund	NNN	100 million
Stance Equity ESG Large Cap Core ETF	GGGGGGG	100 million

The Amendment seeks to register an indefinite number of the Shares.

We have reviewed the Company’s Articles of Incorporation, By-Laws, resolutions of its Board of Directors, and such other legal and factual matters as we have deemed appropriate. This opinion is based exclusively on the Maryland General Corporation Law and the federal law of the United States of America.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued for payment as described in the Company’s Prospectuses offering the Shares and in accordance with the Company’s Articles of Incorporation for not less than $0.001 per share, will be legally issued, fully paid and non-assessable by the Company.

We consent to the filing of this opinion as an exhibit to the Amendment to the Company’s Registration Statement.

Very truly yours,

/s/ Faegre Drinker Biddle & Reath LLP
Faegre Drinker Biddle & Reath LLP